Press Release #201219	FOR IMMEDIATE RELEASE	June 12, 2012

Mildred Peak and Copper Hills Project Updates

Vancouver, BC—Enertopia Corporation (ENRT-OTCBB) (TOP-CNSX) (the "Company" or "Enertopia") announces project updates from recent site visits from Enertopia’s Qualified Persons.

The Mildred Peak gold, silver and copper property was visited by advisor Tony Gilman and president Robert McAllister on May 19th and 20th. Enertopia personal viewed the current diamond drilling program and Tony Gilman viewed many historic workings and surface structures and alteration zones. Mr. Gilman has completed a project report summary that is available at the Enertopia website. Some of the key recommendations from his site visit are:

  Mapping the key altered areas that measures over 1-3km on the property.
  Initially target the large low grade areas of gold, silver mineralization on the property.
  Map the property with portable XRF units in a detailed soil and rock analysis.

The Copper Hills Project was visited by advisor Stefan Kruse and president Robert McAllister on May 21st and 22nd. Mr. Kruse viewed the historic bulk sample area that returned purported results of 0.80% Copper and 3oz silver per ton. The historic shallow drill holes and deep banner drill holes were located and all date has been put into a new GIS data base that will be used for the upcoming drill program. Mr. Kruse has completed a project report that is available at the Enertopia website. Some of the key recommendations from his site visit are:

  Cu oxide surface mineralisation appears open to the north, west and east.
  Bulk sample area appears to have undergone argillic alteration. Argillic alteration is common in epithermal-porphyry environments.
  Ground verification of the main IP anomaly revealed extensive secondary pyrite alteration and local porphyry style centre-line quartz veins.

“We are excited that as we continue to advance Copper Hills and Mildred Peak we keep finding key positive signs in the geology that supports our view of the potential value of these projects and the significant merit of continued exploration and drilling.” said Robert McAllister, President.

Tony Gilman, M.Sc. P. Eng., and Stefan Kruse, Ph.D., P. Geo are Qualified Persons under the meaning of Canadian National Instrument 43-101, and are responsible for the technical content of this press release.

About Enertopia

Enertopia’s (www.enertopia.com) shares are quoted in the USA with symbol ENRT and in Canada with symbol TOP. For additional information, please visit www.enertopia.com or call Robert McAllister, President, Enertopia Corporation at 1.250.765.6422

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding potential reserves, exploration results, development or production programs, capital and operating expenditures, future revenue estimates, ability to produce or concentrate, availability of future financing and future plans and objectives of Enertopia Corporation. Actual results relating to, among other things, reserves, results of exploration, capital costs, corporate finance, and production costs could differ materially from those currently anticipated in such statements. Some but not all of the factors affecting forward-looking statements include: the speculative nature of mining exploration, production and development activities; changes in reserve estimates; the productivity of Enertopia's proposed properties; changes in the operating costs; changes in economic conditions and conditions in the resource, foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates; technological, and mechanical and operational difficulties encountered in connection with Enertopia’s exploration and development activities. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. The Company's evaluation of alternative energy projects in the heat recovery, solar thermal, solar PV and water purification; and of resource projects provides no assurance that any particular project will have any material effect on the Company. There is no assurance that the Company will make all the required payments of cash and/or stock in future years that are required to hold and acquire the Mildred Peak and Copper Hills interests. And their can be no assurance that any economic deposits can be found or brought into production.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.